Exhibit 10.17

CEO TRANSITION AGREEMENT

December 1, 2022

Thayer Smith
1700 S. MacDill Ave., Ste. 340
Tampa, FL 33629

Dear Mr. Smith,

This letter agreement (the “Agreement”) sets forth the terms and conditions of the agreement between Bayshore Capital Holdings Group, LLC (BCHG), you and USA Rare Earth, LLC (the “Company”) regarding our mutual agreement on your resignation and transition from the Company and the benefits being offered to you in exchange for entering into this Agreement. Once signed by you, this letter will become a legally binding agreement, so please read it carefully and be sure you understand it.

1. Last Day of Engagement. Your engagement with the Company will end on December 31, 2022 (the “Separation Date”).

2. Total Compensation. BCHG will be paid all compensation for services earned through the Separation Date, as defined below (the “Cash Payment”).

The Cash Payment shall be $1,533,330. You will receive $766,665 of the Cash Payment (which represents the compensation portion of the Cash Payment) on January 2, 2023 and $766,665 (which represents the success fee portion of the Cash Payment) on the successful closing of a Series D fundraising round of greater than $50,000,000 (or if the Series D fundraising round is $50,000,000 or less, then on the next subsequent fundraising round).

BCHG will also be granted 1,250,000 Class A Incentive Units, fully-vested as of the grant date, in accordance with the terms and conditions of the Incentive Unit Award Agreement attached hereto as Exhibit A (the “Grant”), and you acknowledge that this Grant would not have been owed but for your execution of this Agreement and is sufficient consideration for your execution and non-revocation of this Agreement.

Other than the Cash Payment and the Grant, you agree and acknowledge that no other compensation is due and owing to you or BCHG.

You and BCHG shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest, including any such taxes, contributions, penalties, and interest which are associated with any findings by the Internal Revenue Service and/or an independent auditor that taxes were not properly reported, withheld or remitted to the applicable tax authorities and the Company reserves the discretion to determine its required tax withholding and reporting obligations.

3. Benefits. Your participation in any and all benefits plans and programs, to the extent that you participated in any such programs, ended or will on November 30, 2022.

4. General Release of All Claims. In consideration for receiving the Grant described above, to the fullest extent permitted by law, you waive, release, and promise never to assert any claims or causes of action, known or unknown, against the Company, including its past or present parents or subsidiaries, and each of its and their employees, agents, predecessors, successors, and assigns, regarding any matter arising out of or related to your engagement with or disengagement from the Company, including, without limitation, claims for wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination, harassment, retaliation, or failure to accommodate (“General Release”). This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Equal Pay Act (EPA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA), all as amended, and all other federal, state, and local laws and regulations relating to employment or termination of employment that may be legally waived or released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this General Release in any manner.

Notwithstanding the above, this General Release does not waive or release: (i) any claims arising after you sign this Agreement, including any claim for breach of this Agreement; or (ii) any vested benefits in the Company’s Second Amended and Restated Equity Incentive Plan, as may be amended from time to time, the right to which are governed by the terms of that plan; or (iii) any claims that cannot be legally waived or released as a matter of law, such as filing a claim for unemployment insurance benefits. This General Release also does not prevent you from filing a charge or complaint with, communicating with, or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), or any other federal, state, or local governmental agency or commission (“Government Agencies”), to the extent that your engagement with the Company has availed you to such rights. However, to the fullest extent permitted by law, you agree that you are waiving the right to monetary damages or other equitable or monetary relief as a result of any charge, complaint, investigation, or proceeding.

In exchange for your signing this Agreement, the Company hereby SETTLES, RELEASES, AND FOREVER DISCHARGES, to the maximum extent permitted by law, you from all claims, disputes, grievances, demands, causes of action, liabilities, injuries, and damages, of whatever kind, character, or nature, known or unknown, arising from, relating to, or connected with your acts or omissions occurring at any time prior to and including the date you executes this Agreement so long as such acts or omissions do not constitute gross negligence, fraud, or intentional misconduct under applicable law.

5. Effective Date. You have up to twenty-one (21) days after you receive this Agreement to review and sign it, but you may sign it before the twenty-one (21) days expire. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Once you sign this Agreement, you will have seven (7) days to revoke the Agreement under the ADEA by providing written notice of such revocation to the Company’s Board. If you revoke this Agreement, the Grant will not be provided. This Agreement becomes effective on the 8th day following the date you sign it (the “Effective Date”).

6. Company Property. By signing this Agreement, you represent that on December 31, 2023 you will return to the Company all property belonging to the Company, including, without limitation, company-issued equipment and electronics, copies of documents that belong to the Company, and files and data stored on your computer(s) or in cloud storage accounts containing information belonging to the Company. Access to either the Company’s Google drive or your Company email may be terminated by the Company, in the sole discretion of the Board of Managers or the CEO, at any time.

Notwithstanding the foregoing, you may retain possession of your computer and cell phone, so long as any confidential information has been purged from each device on December 31, 2023 or at such time as requested by the Board of Managers or the CEO.

7. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to Government Agencies or to your spouse, domestic partner, attorney, or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement, to the extent allowed under the law.

8. Continuing Obligations. You agree to provide transition support to the Chief Executive Officer of the Company on an as-needed basis, as may be extended by mutual agreement between you and the Company. The parties will mutually agree to the terms of any transition period, including any fees and the length of any transition.

9. Confidentiality. You and BCHG understand and acknowledge that during the course of your engagement with the Company, you had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). You and BCHG further understand and acknowledge that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that your improper use or disclosure of the Confidential Information may cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, algorithms, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

You and BCHG understand that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

You and BCHG understand and agree that Confidential Information you or BCHG developed in the course of your engagement with the Company is subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to you or BCHG in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to you, provided that the disclosure is through no direct or indirect fault of yourself or person(s) acting on your behalf.

You and BCHG agree and covenant to (i) treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of any of your remaining authorized duties to the Company and only after execution of a confidentiality agreement by the third party with whom Confidential Information will be shared or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as allowed by applicable law, as required in the performance of any of your remaining authorized duties to the Company, or with the prior written consent of an authorized officer acting on behalf of the Company (and then, such disclosure shall be made only within the limits and to the extent of such law, duties, or consent).

You and BCHG understand and acknowledge that your collective obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue indefinitely until the Confidential Information has become public knowledge other than as a result of yours or BCHG’s breach of this Agreement or a breach by those acting in concert with you or on your behalf.

Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

10. Miscellaneous Provisions. If any term of this Agreement is held to be invalid, void, or unenforceable, the remainder of this Agreement will remain in full force and effect and will not be affected. This Agreement will be construed and interpreted in accordance with the laws of the State of Florida (other than its conflict or choice of law provisions that would require the application of any other state’s law). This Agreement may be signed and transmitted electronically. A signed pdf version shall have the same force and effect as an original signed document.

If you have any questions about this Agreement, please contact the Legal Department at legal@usare.com.

You may indicate your understanding of and agreement with the above terms by signing below.

Very truly yours,

USA Rare Earth, LLC

By:	/s/ David Kronenfeld
David Kronenfeld
Chief Legal Officer

I ACKNOWLEDGE AND AGREE THAT I HAVE FULLY READ, UNDERSTAND, AND VOLUNTARILY ENTER INTO THIS AGREEMENT. I ALSO ACKNOWLEDGE THAT MY SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW IN EXCHANGE FOR THE BENEFITS BEING PROVIDED TO ME BY THIS AGREEMENT.

Signature:	/s/ Thayer Smith
Printed Name:	Thayer C. Smith
Title:	Both Individually and as Managing Member, Bayshore Capital Holdings Group, LLC
Dated:	12/6/2022

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